FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bank, the wholly-owned subsidiary of 1st United Bancorp, Inc., Assumed

Deposits and Purchased Assets of Old Harbor Bank of Florida

BOCA RATON, FLA.— October 21, 2011—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), announced today that its subsidiary, 1st United Bank, has assumed all of the deposits, other than depository organization-brokered deposits, and purchased substantially all of the assets of Old Harbor Bank of Florida (“Old Harbor”) headquartered in Clearwater, Florida through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”). Old Harbor depositors will become depositors of 1st United and deposits will continue to be insured by the FDIC, so there is no reason for customers to change their banking relationship to retain their deposit insurance coverage. The branches of Old Harbor will reopen as branches of 1st United on Saturday, in the cases of the New Port Richey, Dunedin and Clearwater locations, and Monday for the remaining branches. This evening and over the weekend, depositors of Old Harbor can continue to access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual.

1st United will be purchasing substantially all of the assets of Old Harbor at a discount of $8.5 million. In this transaction, 1st United will be assuming approximately $217.8 million of deposits, and purchasing $154.3 million in loans and $1.3 million of other real estate from Old Harbor with the remaining assets primarily comprised of cash and marketable investment securities. The loans and other real estate purchased are covered by a loss sharing agreement with the FDIC. Under such agreement, the FDIC has agreed to cover 70% of the losses on the disposition of the loans and other real estate up to $49 million of losses.

“1st United is excited to welcome the customers of Old Harbor and we want to assure them that their deposits are safe, FDIC insured, and readily accessible,” said Rudy Schupp, Chief Executive Officer of 1st United. “Customers will be able to conduct business as usual at their existing branch locations with their familiar banking associates. We are excited to be back in this legacy market and look forward to lending and serving the community.”

John Marino, President and Chief Financial Officer of 1st United added, “1st United has a healthy balance sheet, supported by strong capital and liquidity levels. These factors combined with increased access to more products and services will enable us to better serve all of the banking needs of former Old Harbor customers.”

Based on June 30, 2011 financials, the pro forma company will have assets of approximately $1.4 billion, net loans of $924 million and deposits of $1.1 billion.

Customers who have questions may call their local Old Harbor banking office during normal business hours or 1st United at (561) 616-3020 or visit 1st United’s website at www.1stunitedbankfl.com.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to 1st United Bank and Gunster, Yoakley & Stewart, P.A. acted as its legal advisors in the transaction.

For interested persons, the Company will be hosting an investor call to review the transaction at 2:00 p.m. Eastern Standard Time on Tuesday, October 25, 2011. The number for the conference call is 1-(800) 857-9849 (Passcode: First United). A replay of the conference call will be available beginning the afternoon of October 25 by dialing (888) 296-6943 (domestic), using the passcode 1423 until November 9, 2011.

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which now operates 15 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties, and 7 branches in Central Florida, including Pasco and Pinellas counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435. 1st United’s stock is listed on the NASDAQ Global Market under the symbol “FUBC”.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to integrate the business and operations of companies and banks that we have acquired, and those that we may acquire in the future; the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions; our ability to comply with the terms of the loss sharing agreements with the FDIC; our need and our ability to incur additional debt or equity financing; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the accuracy of our financial statement estimates and assumptions, including the estimate of our loan loss provision; the effects of harsh weather conditions, including hurricanes, and man-made disasters; inflation, interest rate, market, and monetary fluctuations; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; legislative and regulatory changes, including the Dodd-Frank Act; our ability to comply with the extensive laws and regulations to which we are subject; the willingness of clients to accept third-party products and services rather than our products and services and vice versa; changes in securities and real estate markets; increased competition and its effect on pricing including the impact on our noninterest margin from the repeal of regulation Q; negative publicity and the impact on our reputation; technological changes; changes in monetary and fiscal policies of the U.S. Government; the effects of security breaches and computer viruses that may affect our computer systems; changes in consumer spending and saving habits; changes in accounting principles, policies, practices or guidelines; anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws; and our ability to manage the risks involved in the foregoing. These factors, as well as additional factors, can be found in our periodic and other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Actual results may differ materially from projections and could be affected by a variety of factors, including factors beyond our control. Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.